Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Third Quarter 2009 Financial and Operating Results

Company Reports Net Income Available to Common Shareholders of
$30.9 Million or $0.59 Per Share

Record Production of 15.1 MMBOE in the First Nine Months of 2009 Up 21% from Comparable 2008 Period Due to Increasing Production from
Bakken and EOR Projects

Q3 Production Hits a Record 55,760 BOE Per Day

Maki 11-27H Sets New Bakken Production Record with Initial Rate of 4,761 BOE/D

Company Increases Its 2009 Exploration and Development Budget to
$470 Million from $440 Million

DENVER – October 28, 2009 – Whiting Petroleum Corporation (NYSE: WLL) today reported third quarter 2009 net income available to common shareholders of $30.9 million, or $0.59 per basic and diluted share, on total revenues of $269.3 million.  This compares to third quarter 2008 net income of $112.4 million, or $2.66 per basic share and $2.65 per diluted share, on total revenues of $388.4 million.  Third quarter 2009 results include a non-cash after-tax hedging gain of $15.8 million, or $0.31 per share.

Discretionary cash flow in the third quarter of 2009 totaled $145.9 million, compared to the $255.6 million reported for the same period in 2008.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.  The decrease in discretionary cash flow and net income in the third quarter of 2009 versus the comparable 2008 period was primarily the result of a 46% decline in the Company’s wellhead oil price, including the price of natural gas liquids (NGLs), and a 61% decrease in its wellhead natural gas price.

Production in the third quarter of 2009 totaled a record 5.13 million barrels of oil equivalent (MMBOE), of which 3.95 MMBOE were crude oil/NGLs (77%) and 1.18 MMBOE were natural gas (23%).  The third quarter 2009 production total equates to a new record daily average production rate of 55,760 barrels of oil equivalent (BOE), which represents a 10% increase from the 50,480 BOE per day average rate in 2008’s third quarter.  Production increased in the third quarter of 2009 compared to the third quarter of 2008 due to successful drilling results in the prolific Bakken play in North Dakota as well as continued production increases from the Company’s enhanced oil recovery (EOR) projects at the Postle and North Ward Estes fields.  Production rose 2% to 5.13 MMBOE in the third quarter of 2009 compared to 5.03 MMBOE in the second quarter of 2009.

Nine Months Financial and Operating Results
For the nine months ended September 30, 2009, Whiting reported a net loss available to common stockholders of $106.0 million, or $2.15 per basic and diluted share, on total revenues of $663.3 million.  This compares to net income of $255.2 million, or $6.03 per basic share and $6.01 per diluted share, on total revenues of $998.3 million in the first nine months of 2008.  Results in 2009 include non-cash after-tax hedging losses of $96.3 million or $1.93 per share.  Discretionary cash flow for the first nine months of 2009 totaled $327.6 million, compared to $633.4 million in the comparable 2008 period.

Production in the first nine months of 2009 totaled 15.1 MMBOE, or 55,140 BOE per day, representing a 21% increase over the 12.4 MMBOE, or 45,280 BOE per day, in the first nine months of 2008.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “With a focus on our Bakken drilling program and our two EOR projects, we continue to generate all of our production growth organically.  Our Bakken play in North Dakota and our CO2 floods at the Postle and North Ward Estes fields are heavily weighted toward oil.  Based on the performance of these projects in the third quarter of 2009, we have increased our year-over-year production growth estimate to a range of 14% to 16%, up from a previous range of 10% to 12%.”

Mr. Volker continued, “Our capital expenditures in the third quarter of 2009 were funded through discretionary cash flow, and we expect the same in the fourth quarter of 2009.  Our discretionary cash flow in the third quarter of 2009 was $145.9 million.  In the third quarter, we used the excess of cash flow over our $80.3 million of capital expenditures to pay down bank debt.  At September 30, 2009, borrowings on our credit facility totaled $150 million, down from $220 million at June 30, 2009.  Looking ahead, we plan to add three drilling rigs at Sanish field during the first quarter of 2010.  This will bring our total operated rig count in the field to nine.  We believe we can drill 72 operated wells at Sanish in 2010 with nine rigs.  This compares to 36 operated Sanish wells expected to be drilled in 2009 and should set the stage for continued organic growth next year.”

Bakken and Three Forks Development Increases Production
Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 17,410 BOE per day in September 2009, up 13% from the 15,448 BOE average daily rate in June 2009 and up 40% from the 12,420 BOE average daily rate in September 2008.

Whiting’s net production from the Sanish field in the third quarter of 2009 averaged 10,470 BOE per day, which compared to the 10,765 BOE per day average in the second quarter of 2009.  The slight decline reflects the decline in drilling activity and capital expenditures in the third quarter of 2009 versus the second quarter of 2009.  Our net production from the Sanish field averaged 10,565 BOE per day in September 2009, a 4% increase from 10,179 BOE per day in June 2009 and an 80% increase from 5,860 BOE per day in September 2008.  The Company recently added a drilling rig in the Sanish field, bringing to six the total number of Whiting-operated rigs in the field.  As of October 20, 2009, six wells were being drilled in the Sanish field and four wells were being completed.  As of October 20, 2009, the Company had participated in a total of 84 producing wells at Sanish, 55 of which are operated by Whiting.  The Company holds interests in 119,530 gross acres (69,643 net acres) in the Sanish field.

Immediately east of the Sanish field is the Parshall field, where we own interests in 74,840 gross acres (18,365 net acres).  The Company’s net production from its interests in the Parshall field during the third quarter of 2009 averaged 6,830 BOE per day, a 34% increase from the 5,085 BOE per day average in the second quarter of 2009.  Our net production from the Parshall field averaged 6,845 BOE per day in September 2009, a 30% increase from 5,268 BOE per day in June 2009 and a 4% increase from the 6,560 BOE average daily rate in September 2008.  The principal operator of the Parshall field, EOG Resources, Inc., has completed all of the 16 wells that had been waiting on completion earlier in 2009.  As of October 20, 2009, we have participated in 109 wells in Parshall, of which 108 are producing and one is being drilled.

We recently completed three prolific oil wells in the Sanish field.  On October 23, 2009, Whiting posted a new record initial production rate for a Bakken well.  The Maki 11-27H flowed 4,345 barrels of oil and 2.5 million cubic feet (MMcf) of gas (4,761 BOE) per day during a 24-hour test of the Middle Bakken.  The production rate was gauged on a 40/64-inch choke with a flowing casing pressure of 1,190 pounds per square inch (psi).  The previous record was held by the Whiting-operated Richardson Federal 11-9H with an initial production rate of 4,570 BOE per day.  The Maki well was fracture stimulated in 18 stages, 10 stages using sliding sleeves and eight stages using the “plug and perf” method.  The Maki well was drilled in the northeast portion of Sanish field, approximately three miles north-northeast of the Richardson Federal well.  Whiting holds a 76% working interest and a 62% net revenue interest in the Maki 11-27H.

During a 24-hour test of the Middle Bakken formation on September 18, 2009, the Tollefson 44-10H flowed 2,409 barrels of oil and 1.4 MMcf of gas (2,636 BOE) per day.  The initial 24-hour production rate was gauged on a 32/64-inch choke with a flowing casing pressure of 970 psi.  Whiting drilled the Tollefson 44-10H well in the southeastern portion of the Sanish field.  Whiting, the operator of the well, holds a 38% working interest and a 31% net revenue interest in the new producer.

Approximately six miles to the northwest, Whiting completed the Kannianen 11-5H on September 3, 2009 flowing at an initial daily rate of 1,773 barrels of oil and 1.3 MMcf of gas (1,998 BOE) per day.  The initial 24-hour production rate was gauged on a 32/64-inch choke with a flowing casing pressure of 740 psi.  Whiting, the operator of the well, holds a 46% working interest and a 38% net revenue interest in the new producer, which was drilled near the center of the field.

Whiting recently drilled its third Three Forks well in the Sanish field.  The Ogden 11-3TFH, located on the northwest side of Sanish field, is scheduled to be completed within the next three weeks.  The well is expected to be fracture stimulated in 24 stages, all with sliding sleeves.  Whiting is the first operator in the world to utilize a 24-stage sliding sleeve completion system.  Whiting holds a 57% working interest and a 47% net revenue interest in the Ogden well.

From January 1, 2009 through October 23, 2009, Whiting has completed 30 new producers in the Sanish field.  The Company estimates that it will drill and complete a total of 36 wells in the Sanish field in 2009.

Whiting completed the installation of its 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota.  The pipeline is expected to be on stream in the fourth quarter of 2009.  The 8-inch diameter line will have a daily capacity of approximately 65,000 barrels of oil per day.  Enbridge Inc. has ongoing construction to expand its oil pipeline in Mountrail County, North Dakota, initially to a capacity of 161,000 barrels of oil per day from its current capacity of 110,000 barrels per day.  This expansion is expected to be completed in the first quarter of 2010.

Whiting continues to reduce its completed well cost for Bakken wells in the Sanish field.  The reduction in costs is primarily the result of our “Drill Wells On Paper” (DWOP) program which applies the best practices and best logistical planning of all our drilling and completion contractors to produce drilling and completion efficiencies.  This has reduced the average time from spud date to rig release to below 30 days from 60 days earlier in our drilling program.  The completed well cost for our most recent wells in the Sanish field are expected to be approximately $5 million per well, down from $8 million to $10 million per well when the development project was initiated.

In December 2008, Whiting completed the expansion of its Robinson Lake gas plant to an inlet capacity of 10 MMcf of gas per day from 3 MMcf of gas per day.  Three 2,000-hp electric compressors were installed this summer, bringing the plant’s current capacity to 21 MMcf per day.  Whiting owns a 50% interest in the plant.  The plant receives 25% of net proceeds from natural gas and NGL sales.  As of October 20, 2009, sales from the plant were 11.4 MMcf of gas and 2,435 barrels of NGLs per day.  Whiting was netting 1.4 MMcf of gas and 304 barrels of NGLs per day from its plant ownership.  There are currently 53 Whiting-operated wells and 37 third-party wells connected to the gas gathering system.

The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the third quarter and in September 2009:

Operated and Non-operated Net Production by Field (In BOE)
	3rd Qtr 2009				September 2009
	Parshall	Sanish	Total		Parshall	Sanish	Total
Whiting Operated	59,990	847,090	907,080		18,457	276,974	295,431
Non-Operated	568,588	116,273	684,861		186,925	39,953	226,878
	628,578	963,363	1,591,941		205,382	316,927	522,309

Daily BOE	6,830	10,470	17,300	(1)	6,845	10,565	17,410	(1)

(1) Includes net BOEs from plant operations of approximately 500 BOE per day.

Increasing Production from EOR Projects
Production continues to increase from our Postle field, which produces from the Morrow sandstone, in Texas County, Oklahoma.  In the third quarter of 2009, the field produced at an average net rate of 8,670 BOE per day, representing a 32% increase from the 6,560 BOE net daily rate in the third quarter of 2008.  In September 2009, the field produced at an average net rate of 9,000 BOE per day, Postle’s highest production rate in 33 years.  The September 2009 average daily rate represents a 3% sequential increase over the net 8,734 BOE per day rate in June 2009.  Four of the five units in the Postle field are currently active CO2 EOR projects.  The fifth unit produces from the Cherokee formation, not the Morrow, and is being evaluated for waterflood reactivation.  CO2 injection into the fifth unit is not currently planned.  As of October 20, 2009, there were three workover rigs active in the field.

Earlier this year, our Midland team was presented with a 2008 Excellence Award from the Oil and Gas Investor for “Best Field Rejuvenation” at the Postle field.  Net production from the field has more than doubled since Whiting acquired it in August 2005, from 4,200 BOE per day to 9,000 BOE per day in September 2009.

Production also continues to ramp up at our North Ward Estes field in Ward and Winkler Counties, Texas.  Production from the field increased 12% from a net 5,740 BOE per day in the third quarter of 2008 to a net 6,415 BOE per day in the third quarter of 2009.  The field’s production averaged 6,635 BOE in September 2009, up slightly from the 6,593 BOE average rate in June 2009.  Whiting initiated CO2 injection in Phase I in May 2007 and in Phase II in March 2009.  In this field, Whiting is developing new and reactivated wells for water and CO2 injection and production purposes.  Whiting plans to install oil, gas and water processing facilities in a total of four phases through 2015.  We estimate that Phase III-A will be substantially complete in the fourth quarter of 2010.  As of October 20, 2009, there were 11 workover rigs active in the field.

Other Operations Updates
●           Lewis & Clark Prospect. Whiting recently reached total measured depth at its Federal 32-4HBKCE, a casing exit in Golden Valley County, North Dakota.  This horizontal well is scheduled to test an 8,550-foot lateral in the Three Forks formation.  The well will be fracture stimulated in 16 stages with completion results expected in mid-November 2009. Whiting holds an 86% working interest and a 70% net revenue interest in the well.

●           Flat Rock Field.  Completion operations are under way at the Company’s Ute Tribal 11-30-14-20 well, located in the Flat Rock field in Uintah County, Utah.  This vertical well will test the Entrada formation at a depth of approximately 11,500 feet.  Whiting holds a 100% working interest and an 85% net revenue interest in the well.  The Company moved a drilling rig to Flat Rock field in early September 2009 after signing a fixed-price gas contract for the field’s production.  The contract covers daily volumes of 10 MMcf of gas from September 1, 2009 through December 31, 2014 at a wellhead price of $5.50 per Mcf.  Effective January 1, 2010 through December 2011, an additional 5 MMcf of daily gas volumes are under contract at a fixed-price of $5.38 per Mcf at the wellhead.

●           Sulphur Creek Field.  Whiting recently executed a similar fixed-price gas contract for production from its Boies Ranch prospect in Rio Blanco County, Colorado.  The contract, which is effective November 1, 2009, covers daily volumes of 5 MMcf through December 31, 2010, 4 MMcf in 2011, 3 MMcf in 2012, 2 MMcf in 2013, and 1 MMcf in 2014 at a fixed-price of $5.34 at the wellhead.  A consolidated schedule of these two fixed-price gas contracts can be found on page 13 of this news release.

Operated Rig Count
As of October 20, 2009, Whiting was running nine operated drilling rigs and 34 operated workover rigs.  We were also participating in the drilling of one non-operated well in the Parshall field.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	6	3
Lewis & Clark Prospect	1	0
Other	0	5
Central Rockies
Flat Rock Field	1	0
Other	0	5
CO2 Projects
Postle	0	3
North Ward Estes	0	11
Mid-Continent/Michigan	0	2
Permian	1	5
Totals	9	34

Currently, we expect to drop the rig that recently drilled our Federal 34-2HBKCE well at the Lewis & Clark prospect as well as the rig that is currently drilling a well in our Permian region.  We expect to pick up a larger rig to continue our Lewis & Clark project in early 2010.  Thus, we expect our operated drilling rig count to approximate seven rigs and our operated workover rig count to average between 30 and 35 through year-end 2009.  During the first quarter of 2010, we expect our operated drilling rig count to increase to 10 with the addition of three rigs in the Sanish field.  However, we review plans weekly and may add or subtract rigs with changes in oil and gas prices.

2009 Exploration and Development Budget
Our current 2009 capital budget for exploration and development expenditures is $470.0 million, which compares to the $440.0 million reported in our July 29, 2009 news release.  Of this $470.0 million, we had invested $364.4 million as of September 30, 2009.  We expect the remaining $105.6 million to be funded with net cash provided by our operating activities in the fourth quarter of 2009 based on prevailing oil and natural gas prices.  The $30 million increase from our previously announced budget is due primarily to accelerated drilling at the Flat Rock field, the Lewis & Clark prospect, and the Sanish and Parshall fields as well as additional development at the North Ward Estes field.

The table below summarizes our discretionary cash flow and capital expenditures over the first nine months of 2009 and our projected capital expenditures for the fourth quarter:

	Q1	Q2	Q3	Subtotal	Q4	Est. Total
Discretionary Cash Flow ($MM)	$ 71.9	$ 109.8	$ 145.9	$ 327.6	N/A	N/A
Capital Expenditures ($MM)	$ 176.4	$ 107.7	$ 80.3	$ 364.4	$ 105.6	$ 470.0

The following table shows a breakdown of our planned exploration and development expenditures for 2009:

2009 Planned Capital Expenditures (In millions)
Northern Rockies	$235.8
Central Rockies	$38.0
Permian Basin	$18.7
EOR Projects
North Ward Estes (1)	$114.2
Postle (1)	$33.3
Exploration and Early Rig Termination	$30.0
Total	$470.0

(1) 2009 planned capital expenditures at our CO2 projects include $36.9 million for purchased CO2 at North Ward Estes and $15.3 million for Postle CO2 purchases.

Commercial Banking Facility
Earlier this month, Whiting’s bank syndicate reaffirmed our borrowing base at $1.1 billion.  At September 30, 2009, we had $150 million drawn on, and $3 million in letters of credit outstanding under, the facility, yielding availability of $947 million.  Our debt to total capitalization ratio was 25.2% at September 30, 2009.  During the third quarter, we repaid $70 million of bank debt using discretionary cash flow in excess of exploration and development expenditures.  Given the reduction in bank debt and continued increase in cash flows, we were well within all financial covenants under our bank credit agreement and bond indentures at September 30, 2009.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2009 and 2008:

	Three Months Ended
Production	9/30/09	9/30/08	Change
Oil and condensate (MMBbls)	3.95	3.28	20%
Natural gas (Bcf)	7.10	8.16	(13%)
Total equivalent (MMBOE)	5.13	4.64	10%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$58.86	$108.04	(46%)
Effect of crude oil hedging (1)	(2.42)	(12.76)
Realized price	$56.44	$95.28	(41%)

Natural gas (per Mcf):
Price received	$3.35	$8.65	(61%)
Effect of natural gas hedging (1)	0.05	-
Realized price	$3.40	$8.65	(61%)

(1) Whiting realized pre-tax cash settlement losses on its crude oil and natural gas hedges of $9.2 million during the third quarter of 2009.  A summary of Whiting’s outstanding hedges is included later in this news release.

Third Quarter and First Nine Months of 2009 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Production (MMBOE)	5.13	4.64	15.05	12.41

Sales price, net of hedging	$48.13	$82.59	$41.08	$79.77
Lease operating expense	11.46	13.93	11.78	14.33
Production tax	3.66	6.08	2.87	5.80
General & administrative	2.21	3.72	2.03	4.18
Exploration	1.16	1.58	1.65	1.74
Cash interest expense	2.47	3.45	2.72	3.56
Cash income tax expense	(0.10)	0.10	(0.07)	0.11
	$27.27	$53.73	$20.10	$50.05

During the third quarter, the company-wide basis differential for crude oil compared to NYMEX was $9.43 per barrel, which compared to $8.96 per barrel in the second quarter of 2009.  We expect our oil price differential to average between $8.50 and $9.50 during the remainder of 2009.  Within the Bakken, Whiting-operated production has a current differential of $9.50 per barrel.

The company-wide basis differential for natural gas compared to NYMEX in the third quarter was $0.05 per Mcf, which compared to $0.42 per Mcf in the second quarter of 2009.  We expect our natural gas price differential to average between $0.10 and $0.40 during the remainder of 2009.

Third Quarter 2009 Drilling Summary
Whiting posted a 100% success rate for the 36 gross (11.5 net) wells in which it participated during the third quarter of 2009.  The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three and nine months ended September 30, 2009:

	Gross/Net Wells Completed				Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q309	36 / 11.5	0 / 0	36 / 11.5	100% / 100%	$ 80.3
9M09	111 / 41.8	0 / 0	111 / 41.8	100% / 100%	$ 364.4

Outlook for Third Quarter and Full-Year 2009
The following table provides a summary of certain estimates for the fourth quarter and full-year 2009 based on current forecasts, including Whiting’s full-year 2009 capital budget of $470.0 million (excluding any potential acquisition costs).

Guidance for the fourth quarter and full-year 2009 is as follows:

Guidance
	Fourth Quarter	Full-Year
	2009	2009
Production (MMBOE)	5.00 - 5.20	20.00 - 20.30
Lease operating expense per BOE	$ 11.40 - $ 11.80	$ 11.60 - $ 11.80
General and admin. expense per BOE	$ 2.20 - $ 2.40	$ 2.00 - $ 2.20
Interest expense per BOE	$ 3.00 - $ 3.20	$ 3.10 - $ 3.30
Depr., depletion and amort. per BOE	$ 19.40 - $ 19.70	$ 19.70 - $ 20.00
Prod. taxes (% of production revenue)	7.3% - 7.7%	7.1% - 7.3%
Oil price differentials to NYMEX per Bbl	$ 8.50 - $ 9.50	$ 9.00 - $ 10.00
Gas price differentials to NYMEX per Mcf	$ 0.10 - $ 0.40	$ 0.40 - $ 0.60

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of October 1, 2009:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	September 2009
Period	(Bbls per Month)	(per Bbl)	Oil Production (1)

2009
Q4	489,190	$61.39 - $76.28	38.0%

2010
Q1	440,910	$60.66 - $76.30	34.2%
Q2	425,643	$63.02 - $81.46	33.1%
Q3	415,398	$60.68 - $78.43	32.3%
Q4	400,146	$60.69 - $79.67	31.1%

2011
Q1	369,917	$56.73 - $85.28	28.7%
Q2	369,696	$56.72 - $85.26	28.7%
Q3	369,479	$56.71 - $85.22	28.7%
Q4	369,255	$56.69 - $85.21	28.7%

2012
Q1	339,054	$56.39 - $86.95	26.3%
Q2	338,850	$56.38 - $86.93	26.3%
Q3	338,650	$56.37 - $86.89	26.3%
Q4	338,477	$56.36 - $86.88	26.3%

2013
Q1	290,000	$55.34 - $85.94	22.5%
Q2	290,000	$55.34 - $85.94	22.5%
Q3	290,000	$55.34 - $85.94	22.5%
Oct	290,000	$55.34 - $85.94	22.5%
Nov	190,000	$54.59 - $81.75	14.8%

(1)  Under Whiting’s credit agreement, the Company is allowed to enter into derivative contracts regarding forecasted PDP production volumes for five years as follows: Year 1 – 90%; Years 2 and 3 – 85%; Year 4 – 80% and Year 5 – 75%. The Company has hedged approximately 55% of forecasted PDP crude oil production in all periods shown above.  Forecasted PDP volumes were based on internal reserve estimates as of June 30, 2009.

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of October 1, 2009:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	September 2009
Period	(MMBtu per Month)	(per MMBtu)	Gas Production (1)

2009
Q4	44,874	$7.00 - $14.85	2.0%

2010
Q1	43,295	$7.00 - $18.65	1.9%
Q2	41,835	$6.00 - $13.20	1.8%
Q3	40,555	$6.00 - $14.00	1.8%
Q4	39,445	$7.00 - $14.20	1.7%

2011
Q1	38,139	$7.00 - $17.40	1.7%
Q2	36,954	$6.00 - $13.05	1.6%
Q3	35,855	$6.00 - $13.65	1.6%
Q4	34,554	$7.00 - $14.25	1.5%

2012
Q1	33,381	$7.00 - $15.55	1.5%
Q2	32,477	$6.00 - $13.60	1.4%
Q3	31,502	$6.00 - $14.45	1.4%
Q4	30,640	$7.00 – $13.40	1.4%

(1)  Under Whiting’s credit agreement, the Company is allowed to enter into derivative contracts regarding forecasted PDP production volumes for five years as follows: Year 1 – 90%; Years 2 and 3 – 85%; Year 4 – 80% and Year 5 – 75%. The Company has hedged approximately 2.5% of forecasted PDP natural gas production in all periods shown above.   Forecasted PDP volumes were based on internal reserve estimates as of June 30, 2009.

Whiting also has the following fixed-price natural gas contracts in place as of October 1, 2009:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price	September 2009
Period	(MMBtu per Month)	(per MMBtu)	Gas Production (1)

2009
Q4	496,333	$5.32	21.9%

2010
Q1	688,000	$5.36	30.4%
Q2	694,667	$5.36	30.7%
Q3	701,333	$5.36	31.0%
Q4	701,333	$5.36	31.0%

2011
Q1	658,000	$5.39	29.1%
Q2	664,333	$5.38	29.3%
Q3	648,667	$5.38	28.6%
Q4	648,667	$5.38	28.6%

2012
Q1	456,000	$5.41	20.1%
Q2	460,333	$5.41	20.3%
Q3	464,667	$5.41	20.5%
Q4	398,667	$5.46	17.6%

2013
Q1	360,000	$5.47	15.9%
Q2	364,000	$5.47	16.1%
Q3	368,000	$5.47	16.2%
Q4	368,000	$5.47	16.2%

2014
Q1	330,000	$5.49	14.6%
Q2	333,667	$5.49	14.7%
Q3	337,333	$5.49	14.9%
Q4	337,333	$5.49	14.9%

(1)  Under Whiting’s credit agreement, the Company is allowed to enter into derivative contracts regarding forecasted PDP production volumes for five years as follows: Year 1 – 90%; Years 2 and 3 – 85%; Year 4 – 80% and Year 5 – 75%. Based on the above schedule, the Company has entered into fixed-price natural gas contracts for the following percentages of forecasted PDP natural gas production: 2010 – 40.1%; 2011 – 45.8%; 2012 – 36.1%; 2013 – 33.7%; 2014 – 35.0%.  Forecasted PDP volumes were based on internal reserve estimates as of June 30, 2009.

Selected Operating and Financial Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Selected operating statistics
Production
Oil and condensate, MBbl	3,947	3,284	11,290	8,676
Natural gas, MMcf	7,101	8,160	22,574	22,394
Oil equivalents, MBOE	5,130	4,644	15,052	12,408
Average Prices
Oil, Bbl (excludes hedging)	$58.86	$108.04	$47.79	$104.21
Natural gas, Mcf (excludes hedging)	$3.35	$8.65	$3.41	$8.87
Per BOE Data
Sales price (including hedging)	$48.13	$82.59	$41.08	$79.77
Lease operating	$11.46	$13.93	$11.78	$14.33
Production taxes	$3.66	$6.08	$2.87	$5.80
Depreciation, depletion and amortization	$19.74	$15.99	$20.04	$14.47
General and administrative	$2.21	$3.72	$2.03	$4.18
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$269,327	$388,434	$663,324	$998,258
Total costs and expenses	$207,186	$211,487	$816,222	$594,666
Net income (loss)	$30,944	$112,417	$(105,978)	$255,179
Net income (loss) per common share, basic	$0.59	$2.66	$(2.15)	$6.03
Net income (loss) per common share, diluted	$0.59	$2.65	$(2.15)	$6.01

Average shares outstanding, basic	50,845	42,322	49,774	42,305
Average shares outstanding, diluted	51,174	42,465	49,774	42,464
Net cash provided by operating activities	$143,515	$282,361	$287,817	$611,452
Net cash used in investing activities	$(65,472)	$(286,922)	$(352,394)	$(855,586)
Net cash provided by financing activities	$(75,361)	$-	$70,813	$250,000

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, October 29, 2009 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s third quarter 2009 financial and operating results.  Please call (866) 314-4483 (U.S./Canada) or (617) 213-8049 (International) and enter the pass code 197291122 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on October 29, 2009.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, October 29, 2009 and continuing through Thursday, November 5, 2009.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 44403920.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2009.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Third Quarter Form 10-Q for the three and nine months ended September 30, 2009, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2009	December 31, 2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,860	$9,624
Accounts receivable trade, net	127,063	123,386
Derivative assets	7,803	46,780
Prepaid expenses and other	7,222	37,284
Total current assets	157,948	217,074

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	4,708,604	4,423,197
Unproved properties	99,135	106,436
Other property and equipment	112,920	91,099
Total property and equipment	4,920,659	4,620,732
Less accumulated depreciation, depletion and amortization	(1,178,667)	(886,065)
Total property and equipment, net	3,741,992	3,734,667

DEBT ISSUANCE COSTS	27,186	10,779

DERIVATIVE ASSETS	12,778	38,104

OTHER LONG-TERM ASSETS	23,585	28,457

TOTAL	$3,963,489	$4,029,081

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,326	$64,610
Accrued capital expenditures	23,372	84,960
Accrued liabilities	61,858	45,359
Accrued interest	20,285	9,673
Oil and gas sales payable	35,990	35,106
Accrued employee compensation and benefits	15,461	41,911
Production taxes payable	21,568	20,038
Deferred gain on sale	13,195	14,650
Derivative liabilities	25,050	17,354
Deferred income taxes	10,305	15,395
Tax sharing liability	2,112	2,112
Total current liabilities	247,522	351,168

NON-CURRENT LIABILITIES:
Long-term debt	769,604	1,239,751
Deferred income taxes	351,409	390,902
Deferred gain on sale	62,181	73,216
Production Participation Plan liability	69,168	66,166
Asset retirement obligations	67,176	47,892
Derivative liabilities	86,197	28,131
Tax sharing liability	22,802	21,575
Other long-term liabilities	2,980	1,489
Total non-current liabilities	1,431,517	1,869,122

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
6.25% convertible perpetual preferred stock, 3,450,000 and 0 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively, aggregate liquidation preference of $345,000,000	3	-
Common stock, $0.001 par value, 75,000,000 shares authorized;
51,363,728 issued and 50,845,106 outstanding as of September 30, 2009 and 42,582,100 issued and 42,323,336 outstanding as of December 31, 2008	51	43
Additional paid-in capital	1,543,037	971,310
Accumulated other comprehensive income	27,170	17,271
Retained earnings	714,189	820,167
Total stockholders’ equity	2,284,450	1,808,791

TOTAL	$3,963,489	$4,029,081

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$256,074	$425,392	$616,552	$1,102,658
Gain (loss) on hedging activities	7,774	(41,879)	28,072	(112,902)
Amortization of deferred gain on sale	4,222	4,720	12,595	7,677
Gain on sale of properties	1,101	-	5,709	-
Interest income and other	156	201	396	825
Total revenues and other income	269,327	388,434	663,324	998,258
COSTS AND EXPENSES:
Lease operating	58,807	64,690	177,343	177,866
Production taxes	18,792	28,245	43,225	71,988
Depreciation, depletion and amortization	101,273	74,233	301,622	179,555
Exploration and impairment	12,422	10,939	39,528	30,566
General and administrative	11,314	17,281	30,576	51,903
Interest expense	15,647	17,543	49,020	48,760
Change in Production Participation Plan liability	(678)	9,117	3,002	26,964
Commodity derivative (gain) loss, net	(10,391)	(10,561)	171,906	7,064
Total costs and expenses	207,186	211,487	816,222	594,666
INCOME (LOSS) BEFORE INCOME TAXES	62,141	176,947	(152,898)	403,592
INCOME TAX EXPENSE (BENEFIT):
Current	(507)	481	(1,046)	1,353
Deferred	26,793	64,049	(50,785)	147,060
Total income tax expense (benefit)	26,286	64,530	(51,831)	148,413
NET INCOME (LOSS)	35,855	112,417	(101,067)	255,179
Preferred stock dividends declared	(4,911)	-	(4,911)	-
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$30,944	$112,417	$(105,978)	$255,179
NET INCOME (LOSS) PER COMMON SHARE, BASIC	$0.59	$2.66	$(2.15)	$6.03
NET INCOME (LOSS) PER COMMON SHARE, DILUTED	$0.59	$2.65	$(2.15)	$6.01
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	50,845	42,322	49,774	42,305
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	51,174	42,465	49,774	42,464

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	September 30,
	2009	2008
Net cash provided by operating activities	$143,515	$282,361
Exploration	5,974	7,323
Changes in working capital	1,351	(34,063)
Preferred stock dividends paid	(4,911)	-
Discretionary cash flow (1)	$145,929	$255,621

	Nine Months Ended
	September 30,
	2009	2008
Net cash provided by operating activities	$287,817	$611,452
Exploration	24,785	21,550
Changes in working capital	19,880	391
Preferred stock dividends paid	(4,911)	-
Discretionary cash flow (1)	$327,571	$633,393

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, gain/loss on mark-to-market derivatives, preferred stock dividends paid and other non-current items less the gain on sale of properties and amortization of deferred gain on sale.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.